Exhibit 14

Code of Business Conduct and Ethics

I.	Purpose

The trust and support of MidCarolina Financial Corporation’s and MidCarolina Bank’s (collectively, the “Company”) customers, associates, communities and shareholders has been critical to our success since our formation. We can preserve that trust and support only by maintaining the highest ethical, moral and legal standards in our business dealings.

Regulatory agencies and the public hold financial institutions, their direct and indirect subsidiaries and those entities’ directors, senior executive and financial officers, other officers and employees to higher standards of conduct than directors, officers and employees of other types of corporations. This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors of the Company as a general guide to the standards of conduct and ethics expected of all of our directors, officers and employees.

Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the attached Compliance Certificate.

II.	Administration

The Company’s Corporate Governance Committee is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III.	Compliance with Laws, Rules and Regulations

The Company will comply with all laws and governmental regulations that are applicable to the Company’s activities. All directors, officers and employees acting on behalf of the Company are expected to obey the law. Specifically, the Company is committed to:

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company’s business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting its activities in full compliance with all applicable environmental laws;

•	keeping the political activities of the Company’s directors, officers and employees separate from the Company’s business;

•	prohibiting any illegal payments to any government officials or political party representatives of any country;

•	complying with all rules and regulations of the Company’s primary federal and state regulators and other applicable regulatory authorities that govern the Company’s business activities; and

•	complying with all applicable state and federal securities laws.

Insider Trading

Directors, officers and employees are prohibited from illegally trading in the Company’s securities while in possession of material, nonpublic (“inside”) information about the Company. The Company’s Securities Trading Policy describes the nature of inside information and the related restrictions on trading.

Bribery and Fraud

Directors, officers and employees are prohibited from accepting or offering bribes or kickbacks. A number of federal and state laws, including anti-bribery laws and mail and wire fraud statutes, prohibit these types of payments in money or other value made by or to the Company and their directors, officers and employees. The Company’s Bank Bribery Act Policy describes the nature of bribes and kickbacks and the Company’s policy on these issues.

IV. Conflicts of Interest; Corporate Opportunities

Directors, officers and employees should make every effort not to be involved in any activity which creates or reasonably could be expected to give rise to a conflict of interest between their personal interests and the Company’s interests. Conflicts of interest are prohibited as a matter of Company policy, except under the conditions approved by the Board of Directors.

While all conflicts of interest cannot be avoided, directors, officers and employees should attempt to plan their business and personal affairs so as to avoid conflicts of interest (or the appearance of a conflict) to the greatest extent possible, and in those cases where a conflict cannot be avoided, they should fully disclose the circumstances of the conflict and abstain from participation in any decision-making by the Company in connection with any transaction giving rise to a conflict. Directors and officers shall notify the Chairman of the Company’s Corporate Governance Committee and employees who are not directors or officers shall notify the Company’s Compliance Officer of the existence of any actual or potential conflict of interest. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Chairman of the Company’s Corporate Governance Committee or the Company’s Chief Executive Officer.

The following examples present situations in which conflict situations can arise if a director, officer or employee:

•	is a consultant to, or a director, officer or employee of, or otherwise operate an outside business:

•	that markets products or services in competition with the Company’s current or potential products and services;

•	that supplies products or services to the Company; or

•	that purchases products or services from the Company;

•	has any financial interest, including stock ownership greater than 10%, in any such outside business that might create or reasonably could be expected to give rise to a conflict of interest;

•	seeks or accepts any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	is a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities with the Company;

•	accepts any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

•	conducts business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•	uses the Company’s property, information or position for personal gain.

The appearance of a conflict of interest also may exist if an immediate family member of a director, officer or employee is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor of the Company, or otherwise does business with the Company.

V.	Confidentiality

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) vendor and customer lists and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, harmful to the Company or its vendors, customers or other business partners, or constitute a violation of securities laws.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

VI.	Protection and Proper Use of the Company’s Assets

The Company’s equipment and facilities, and the services of its personnel, are valuable assets. The unauthorized use of Company assets for personal or other purposes that do not further the Company’s interests and without compensation for personal or other use is a misuse of Company assets.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general. Directors, officers and employees shall use the Company’s assets for the Company’s legitimate business purposes only.

VII. Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, vendors, competitors and other third parties. To this end, directors, officers and employees shall not:

•	make false or misleading statements to customers, vendors or other third parties;

•	make false or misleading statements about competitors;

•	personally solicit or accept from any person that does business with the Company, or offer or extend to any such person,

•	cash of any amount; or

•	gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Company’s business relationship with that person or goes beyond common courtesies usually associated with accepted business practice;

•	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•	otherwise take unfair advantage of the Company’s customers, vendors or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VIII.	Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

•	comply with generally accepted accounting principles;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect the Company’s transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

•	maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared; and

•	present information in a clear and orderly manner in the Company’s periodic reports.

IX.	Reporting and Effect of Violations

Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Chairman of the Company’s Corporate Governance Committee or the Company’s Chief Executive Officer. Employees who are not directors or officers shall report violations to the Company’s Compliance Officer. The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any violation.

The Company’s Corporate Governance Committee will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

X.	Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors with only independent directors being allowed to vote. The provisions of this Code may be waived for employees who are not directors or executive officers by the Company’s Corporate Governance Committee. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by applicable regulations or listing standards of the securities exchange or association with which the Company’s securities are listed or quoted for trading.

XI.	Reporting Obligations Applicable to Senior Executive and Financial Officers

In accordance with applicable securities laws, any changes to, or waivers of, this Code that apply to the Company’s principal executive officer or senior financial officers, will be disclosed publicly as required by applicable securities laws and exchange listing standards. For purposes of this disclosure obligation, “senior financial officers” include the Company’s principal financial officer, principal accounting officer or controller or persons performing similar functions.

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